Exhibit 99.1

Raytheon Company
Global Headquarters
Waltham, Mass.

Media Contact
Raytheon Company
Pam Erickson
+1.781-522-5822
corporatepr@raytheon.com

For Immediate Release

Raytheon Company appoints Wesley D. Kremer President, Integrated Defense Systems

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WALTHAM, Mass. (July 30, 2015) -- Raytheon Company (NYSE: RTN) Chairman and CEO Thomas A. Kennedy announced today the appointment of Wesley D. Kremer as President, Integrated Defense Systems, effective immediately. Kremer, 50, previously served as vice president of the Air and Missile Defense Systems (A&MDS) product line of Raytheon Missile Systems. He succeeds Daniel J. Crowley, who informed the company of his intention to resign from Raytheon on December 31, 2015. Mr. Crowley will complete work on a special assignment for the company in the interim period prior to his departure.

Kremer joined Raytheon in 2003 as general manager of Raytheon's Advanced Products Center in Dallas, Texas. In this role he was responsible for the development, design and production of innovative RF technology solutions, AESA sensors, antennas, composite radomes and high-temperature composite structures. His most recent role as vice president of Raytheon's A&MDS product line included leadership of the Company's Standard Missile-3, Standard Missile-6, Exoatmospheric Kill Vehicle (EKV), Redesigned EKV (RKV) and Israeli Cooperative Programs, as well as Advanced Kill Vehicles and European Missile Defense efforts.

While at Missile Systems, Kremer also held positions as director of the SM-3 program and director of Systems Design and Performance Engineering.

Prior to joining Raytheon, Kremer served 11 years in the U.S. Air Force as a weapon systems officer, flying the F-111 and F-15E, with over 1,500 hours of flight time in fighter aircraft, including over 90 combat sorties in Iraq and Bosnia. He was the first person to be named the top graduate of both the Electronic Warfare Officer course and the Fighter/Bomber course at Specialized Undergraduate Navigator Training. Kremer was ranked first of 411 graduates and named as the Air Training Command Navigator of the Year in 1989.

Kremer received his bachelor's degree in electrical engineering from Montana State University and his MBA in engineering technology management from City University of Seattle.

In commenting on Kremer's appointment, Kennedy said, "During his tenure with the Company, Wes has demonstrated his ability to grow the business, execute flawlessly and lead high-performing teams. This extensive experience, combined with a deep understanding of our Air Force, Navy and Missile Defense Agency customers, makes him an ideal leader for our Integrated Defense Systems business."

Kennedy continued, "I want to thank Dan for all of his hard work and dedication to our customers and our team. We wish him well in his future endeavors."

About Raytheon
Raytheon Company, with 2014 sales of $23 billion and 61,000 employees worldwide, is a technology and innovation leader specializing in defense, civil government and cybersecurity markets throughout the world. With a history of innovation spanning 92 years, Raytheon provides state-of-the-art electronics, mission systems integration and other capabilities in the areas of sensing; effects; and command, control, communications and intelligence systems, as well as cyber security and a broad range of mission support services. Raytheon is headquartered in Waltham, Mass. For more about Raytheon, visit us at www.raytheon.com and follow us on Twitter @Raytheon.